SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 29, 1999

                           Wyoming Oil & Minerals, Inc.
             (Exact name of registrant as specified in its charter)

Wyoming                            0-7919                       83-0217330
(State or other jurisdiction      (Commission                  (IRS Employer
of incorporation)                 File Number)              Identification No.)

               330 South Center, Suite 419, Casper, Wyoming 82601
             (Address of principal executive offices)    (Zip Code)

                                 (307) 234-9638
               Registrant's telephone number, including area code


         (Former name or former address, if changed since last report.)




Item 1. Changes in Control of Registrant.

On October 29, 1999, the Company entered into a Stock Purchase and
Restructuring Agreement with Michael D. Herman. The Agreement provides for, among other things, the purchase by Mr. Herman of 7,400,000 shares of the Company at a price of $0.01 per share, or a total of $74,000.00, which purchase has been consummated; the holding of an annual meeting pursuant to proxy solicitation, as described below; the location by Mr. Herman of purchasers for certain shares held by stockholders of the Company; and the arrangement by Mr. Herman of financings of the Company of at least $1,000,000 and up to $2,000,000 for compensation of 700,000 shares of common stock of the Company at an exercise price of $1.00 per share (post-reverse-split). The purchase funds for Mr. Herman's purchase of 7,400,000 shares were personal funds. The shares purchased were newly-issued shares of the Company. Mr. Herman is now the beneficial owner of 30% of the outstanding shares of capital stock of the Company.

The annual meeting which is intended to be held by the Company in the near future pursuant to proxy solicitation will be for the following purposes:

1) To elect four directors to the Board, management's nominees for which will be Jack C. Bradley, Jr. (one of the current directors); Michael D. Herman; Gerard Laheney (an associate of Michael D. Herman), and Raymond Mason (also an associate of Michael D. Herman);
2) To authorize a one-for-one hundred reverse split of the Common Stock of the Company; and
3)     To authorize 2,000,000 shares of "blank check" preferred stock.

Michael D. Herman may increase his amount of beneficial ownership of common stock of the Company by way of the grant of the options described above, if he succeeds in completing the above-described financings for the Company. In such event, assuming the reverse split described above is effectuated, and assuming no further issuances of stock, Mr. Herman would become the beneficial owner of 81.8% of the outstanding common shares. Prior to the exercise of any such options he would be the direct owner of 74,000 shares and the beneficial owner of an additional 700,000 shares.

The current officers and directors of the Company have agreed to vote in favor of Mr. Herman and his associates, Gerard Laheney and Raymond Mason, as Directors at the annual meeting, and also to vote in favor of the other proposals to be voted on at the Annual Meeting. It is anticipated that Mr. Herman will also vote in favor of all of the proposals described herein.

The 7,400,000 shares purchased by Mr. Herman are being held in escrow to secure certain of Mr. Herman's obligations pursuant to the Agreement. The failure of Mr. Herman to complete one or more of the enumerated obligations could result in the cancellation (return to the Company's treasury) of the 7,400,000 shares, and in such event the Company would not issue the above-described options to Mr. Herman.

Mr. Herman has extensive experience in the oil and gas industries and hopes to bring the Company to profitability and thereby improve its value to its shareholders.



                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Wyoming Oil & Minerals, Inc.
Date: November 8, 1999                      By: /s/ Jack C. Bradley, Jr.
                                            Jack C. Bradley, Jr., President